Exhibit 99.1

SIX FLAGS DECLARES QUARTERLY CASH DIVIDEND

Dallas, TX — February 4, 2011 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors has declared a quarterly cash dividend of six cents per share of common stock to shareholders of record as of February 28, 2011. The dividend will be payable March 14, 2011.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, is celebrating its 50th anniversary season in 2011.

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Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com